EXHIBIT 23.05

CONSENT OF CREDIT SUISSE FIRST BOSTON CORPORATION

March 22, 2002

Board of Directors
Intersil Corporation
7585 Irvine Center Drive, Suite 100
Irvine, CA 92618

Members of the Board of Directors:

We hereby consent to the inclusion of (i) our opinion letter, dated March 10, 2002, to the Board of Directors of Intersil Corporation (the “Company”) as Annex B to the Joint Proxy Statement/Prospectus included in this Registration Statement on Form S-4 of Intersil Corporation (the “Registration Statement”) relating to the proposed transaction involving the Company and Elantec Semiconductor, Inc. and (ii) references made to our firm and such opinion in the Joint Proxy Statement/Prospectus included in this Registration Statement under the captions entitled “SUMMARY—Opinion of Intersil’s Financial Advisor”, “THE MERGER—Background of the Merger”, “THE MERGER—Recommendation of the Intersil Board; Additional Considerations of the Intersil Board” and “THE MERGER—Opinion of Intersil’s Financial Advisor”. In giving this consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are “experts” for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

CREDIT SUISSE FIRST BOSTON CORPORATION